Exhibit 99.1

Rogers Corporation Appoints Keith Barnes to its Board of Directors

ROGERS, Conn.--(BUSINESS WIRE)--October 13, 2015--Rogers Corporation (NYSE: ROG) today announced that its Board of Directors appointed Keith L. Barnes to serve as a member of the Company’s Board.

Mr. Barnes has served as Chairman and CEO of Barnes Capital Management, a family office investment company, since 2011. He is the former Chairman and CEO of Verigy Ltd., a provider of advanced semiconductor test solutions that had previously been part of Agilent Technologies. His background includes extensive experience in senior management roles at a variety of technology companies, as well as on corporate boards. Mr. Barnes currently serves on the boards of Mentor Graphics Corporation, Viavi Solutions Corporation and Knowles Corporation.

“We are very pleased to welcome Keith to the Rogers Board of Directors,” said Bruce Hoechner, President and Chief Executive Officer of Rogers Corporation. “His leadership roles in public technology companies, including global sales and manufacturing experience, make him an excellent addition to our board.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, safety and protection applications as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

CONTACT:
Investor Relations Contact:
Rogers Corporation
William J Tryon, 860-779-4037
Director of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com
www.rogerscorp.com